Exhibit 4.2

AMENDMENT NO. 1
TO
RIGHTS AGREEMENT

AMENDMENT NO. 1 to RIGHTS AGREEMENT (this “Amendment”) between Veritas DGC Inc., a Delaware corporation (the “Company”), and Mellon Shareholder Services, L.L.C., previously known as ChaseMellon Shareholder Services, L.L.C., a New Jersey limited liability company, as Rights Agent (the “Rights Agent”) is effective this 31st day of May, 2005.

W I T N E S S E T H:

WHEREAS, on May 23, 1997, the Company and Rights Agent entered into that one certain Rights Agreement (the “Rights Agreement”);

WHEREAS, the Board, having considered, among other things, certain legal precedents established since enactment of the Rights Agreement, is of the opinion that the Rights Agreement should be amended; and

WHEREAS, the Distribution Date (as defined in the Rights Agreement) has not yet occurred and the Company has met all requirements for amendment of the Rights Agreement;

NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein set forth, the parties hereto agree as follows:

Section 1.               Amendments.  The Rights Agreement is amended as follows:

(a)           ChaseMellon Shareholder Services, L.L.C. has, since execution of the Rights Agreement, changed its name to Mellon Shareholder Services, L.L.C.  All references in the Rights Agreement to ChaseMellon Shareholder Services, L.L.C. are amended to refer to Mellon Shareholder Services, L.L.C. and all references to Rights Agent in the Rights Agreement shall mean Mellon Shareholder Services, L.L.C.

(b)           Section 1 (a) is deleted in its entirety and replaced with the following:

(a)           “Acquiring Person” means any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding, other than pursuant to a Qualifying Tender Offer; provided, however, that, an Acquiring Person shall not include an (i) Exempt Person, or (ii) any Person, together with all Affiliates and Associates of such Person, who or which would be an Acquiring Person solely by reason of (A) being the Beneficial Owner of shares of Common Stock of the Company, the Beneficial Ownership of which was acquired by such Person pursuant to any action or transaction or series of related actions or transactions approved by the Board of Directors before such Person otherwise became an Acquiring Person, or (B) a reduction in the number of issued and outstanding shares of Common Stock of the Company pursuant to a transaction or a series of related transactions approved by the Board; and provided further, that in the event that such Person described in this clause (ii) does not become an Acquiring Person by reason of subclause (A) or (B) of this clause (ii), such Person nonetheless shall become an Acquiring Person in the event such Person thereafter acquires Beneficial Ownership of an additional 1% of the Common Stock of the Company, unless the acquisition of such additional Common Stock would not result in such Person becoming an Acquiring Person by reason of subclause (A) or (B) of this clause (ii). Notwithstanding the foregoing, if the Board determines in good faith that a Person who would otherwise be an “Acquiring Person” as defined pursuant to the foregoing provisions of this paragraph (a) has become such inadvertently, and such Person divests as promptly as practicable a sufficient number of shares of Common Stock so that such Person would no longer be an “Acquiring Person” as defined pursuant to the foregoing provisions of this paragraph (a), then such Person shall not be deemed an “Acquiring Person” for any purposes of this Agreement.

(b)           Section 1(h) is deleted in its entirety.

(c)           Section 1(i) is deleted in its entirety and replaced with the following language and is further re-numbered as Section 1(h):

(h)           “Distribution Date” means the earlier of (i) the close of business on the tenth day after the Stock Acquisition Date; or (ii) the close of business on the tenth Business Day (or such later date as may be determined by action of the Board of which the Company shall provide prompt written notice to the Rights Agent) after the date of the commencement by any Person (other than an Exempt Person) of, or the first public announcement of the intent of any Person (other than an Exempt Person) to commence a tender offer or exchange offer upon the successful completion of which such Person, together with its Affiliates and Associates, would be the Beneficial Owner of 15% or more of the then outstanding Common Stock of the Company, regardless of whether any shares are actually purchased pursuant to such offer.

(d)           Sections 1(j) through (p) are re-numbered as Sections 1(i) through (o).

(e)           Section 1(p) is deleted in its entirety and replaced with the following language and is further re-numbered as Section 1(q):

(q)           “Qualifying Tender Offer” shall mean a tender or exchange offer for all outstanding shares of Common Stock of the Company determined by a majority of the Board, after receiving advice from one or more investment banking firms to be (i) at a price which is fair to the Company’s shareholders (taking into account all factors which members of the Board deem relevant including, without limitation, the potential long-term value of the Company and the prices which could reasonably be attained if the Company or its assets were sold on an orderly basis designed to realize maximum value, and (ii) otherwise in the best interests of the Company and its shareholders.

(f)            Sections 1(s) through (z) are re-numbered as Sections 1(r) through (y).

(g)           Section 11(b)(i) is deleted in its entirety and replaced with the following:

(b)(i) For the purpose of any computation hereunder, the “current market price” per share of Common Stock on any date shall be deemed to be the average of the daily closing prices per share of such Common Stock for the 30 consecutive

Trading Days immediately prior to such date; provided, however, that if the current market price per share of the Common Stock is determined during a period following the announcement by the issuer of such Common Stock of (A) a dividend or distribution on such Common Stock payable in shares of such Common Stock or securities exercisable for or convertible into shares of such Common Stock (other than the Rights), or (B) any subdivision, combination or reclassification of such Common Stock, and prior to the expiration of the 30 Trading Day period, as set forth above, after the ex-dividend date for such dividend or distribution, or the record date for such subdivision, combination or reclassification, then, and in each such case, the “current market price” shall be properly adjusted to take into account ex-dividend trading. The closing price for each day shall be the last sale price, regular sway, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if the shares of Common Stock are not listed or admitted to trading on the New York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the principal national securities exchange on which the shares of Common Stock are listed or admitted to trading or, if the shares of Common Stock are not listed or admitted to trading on any national securities exchange, the last quoted price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by NASDAQ or such other system then in use or, if on any such date the shares of Common Stock are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Common Stock selected by the Board of Directors of the Company. If on any such date no market maker is making a market in the Common Stork, the fair value of such shares on such date as determined in good faith by the Board of Directors of the Company shall be used. If the Common Stock is not publicly held or not so listed or traded, the “current market price” per share means the fair value per share as determined in good faith by the Board of Directors of the Company, which determination shall be described in a statement filed with the Rights Agent and shall be conclusive for all purposes.

(h)           Section 11(b)(ii) is deleted in its entirety and replaced with the following:

(ii)           For the purpose of any computation hereunder, the “current market price” of the Preferred Stock shall be determined in the same manner as set forth above for the Common Stock in Section 11(b)(i). If the current market price for the Preferred Stock cannot be determined in the manner provided above, the “current market price” of the Preferred Stock shall be conclusively deemed to be the current market price of the Common Stock (appropriately adjusted to reflect any stock split, stock dividend, or similar transaction occurring after the date hereof), multiplied by one thousand. For the purpose of any computation hereunder, the value of any securities or assets other than the Preferred Stock or Common Stock of the Company shall be the fair value as determined in good faith by the Board of Directors of the Company, which determination shall be described in a statement filed with the Rights Agent and shall be conclusive for all purposes.

(i)            Section 20(c) is deleted in its entirety and replaced with the following:

(c)           The Rights Agent shall be liable hereunder only for its own negligence, bad faith or willful misconduct.  Anything to the contrary notwithstanding, in no event shall the Rights Agent be liable for special, punitive, indirect, consequential or incidental loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Rights Agent has been advised of the likelihood of such loss or damage.  Any liability of the Rights Agent under this Agreement will be limited to the amount of annual fees paid by the Company to the Rights Agent.

(j)            Section 23(a) is deleted in its entirety and replaced with the following:

Section 23.             Redemption.  (a) The Board of Directors of the Company may, at its option, at any time prior to the earlier of (i) the close of business on the tenth day after the Stock Acquisition Date (or such later date as the Board may determine) and (ii) the Final Expiration Date, redeem all but not less than all the then outstanding Rights at a redemption price of $.001 per Right, as such amount may be appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date hereof (such redemption price being hereinafter referred to as the “Redemption Price”). Notwithstanding anything in this Agreement to the contrary, the Rights shall not be exercisable after a Person has become an Acquiring Person until such time as the Company’s right of redemption hereunder has expired.

(k)           Section 24(a) is deleted in its entirety and replaced with the following:

Section 24.             Exchange.  (a) The Board of Directors of the Company may, at its option, at any time after any Person becomes an Acquiring Person, mandatorily exchange all or part of the then outstanding and exercisable Rights (which shall not include Rights that have become void pursuant to Section 7(e)) for shares of Common Stock at an exchange ratio of one share of Common Stock per Right, appropriately adjusted to reflect any stock split, stock dividend, or similar transaction occurring after the date hereof (such exchange ratio being hereinafter referred to as the “Exchange Ratio”). If the Board of Directors of the Company elects to exchange all the Rights for Common Stock pursuant to this Section 24 prior to the physical distribution of the Rights Certificates, the Corporation may distribute the Common Stock issuable in the exchange in lieu of distributing Right Certificates, in which case for purposes of this Rights Agreement holders of Rights shall be deemed to have simultaneously received and surrendered for exchange Right Certificates on the date of such distribution. Notwithstanding the foregoing, the Board of Directors shall not be empowered to effect such exchange at any time after any Person (other than the Company, any of its Subsidiaries, any employee benefit plan of the Company or any of its Subsidiaries, or any entity holding shares of Common Stock for or pursuant to the terms of any such plan), together with all Affiliates and Associates of such Person, becomes the Beneficial Owner of 50% or more of the shares of Common Stock then outstanding.

(l)            The Company’s address for notices in Section 26 is deleted in its entirety and replaced with the following address:

Veritas DGC Inc.

10300 Town Park Drive

Houston, Texas 77072

Attention: Secretary

The Rights Agent’s address for notices in Section 26 is deleted in its entirety and replaced with the following address:

Mellon Investor Services LLC

600 N. Pearl Street – Suite 1010

Dallas, TX 75201

Attention:  Client Relationship Executive

(m)          Section 27 is deleted in its entirety and replaced with the following:

Section 27.             Supplements and Amendments.  Prior to the Distribution Date, the Company and the Rights Agent shall, if the Company so directs, supplement or amend any provision of this Agreement without the approval of any holders of the Rights. From and after the Distribution Date, the Company and the Rights Agent shall, if the Company so directs, supplement or amend this Agreement without the approval of any holders of Right Certificates in order (a) to cure any ambiguity, (b) to correct or supplement any provision contained herein which may be defective or inconsistent with any other provisions herein, (c) to shorten or lengthen any time period hereunder or (d) to change or supplement the provisions hereof in any manner which the Company may deem necessary or desirable and which shall not adversely affect the interests of the holders of Right Certificates (other than an Acquiring Person or an Affiliate or Associate of an Acquiring Person). Notwithstanding the foregoing, no supplement or amendment pursuant to clause (c) may lengthen (x) a time period relating to when the Rights may be redeemed at such time as the Rights are not then redeemable or (y) any other time period unless such lengthening is for the purpose of protecting, enhancing or clarifying the rights of, and/or the benefits to, the holders of Rights. Upon the delivery of a certificate from an appropriate officer of the Company which states that the proposed supplement or amendment is in compliance with the terms of this Section, the Rights Agent shall execute such supplement or amendment. Prior to the Distribution Date, the interests of the holders of Rights shall be deemed coincident with the interests of the holders of Capital Stock.

(n)           Section 29 is deleted in its entirety and replaced with the following:

Section 29.             Determinations and Actions by the Board of Directors, etc.  For all purposes of this Agreement, any calculation of the number of shares of Common Stock outstanding at any particular time, including for purposes of determining the particular percentage of such outstanding shares of Common Stock of which any Person is the Beneficial Owner, shall be made in accordance with the last sentence of Rule 13d-3(d)(l)(i) under the Exchange Act as in effect on the date of this Agreement. The Board of Directors of the Company shall have the exclusive power and authority to administer this Agreement and to exercise all rights and powers specifically granted to the Board or to the Company, or as may be necessary or advisable in the administration of this Agreement, including the right and power to (i) interpret the provisions of this Agreement and (ii) make all determinations deemed necessary or advisable for the administration of this Agreement (including a determination to redeem or not redeem the Rights or to amend the Agreement). All such actions, calculations, interpretations and determinations (including, for the purposes of clause (y) below, all omissions with respect to the foregoing) which are done or made by the Board in good faith, shall (x) be final, conclusive and binding on the Company, the Rights Agent, the holders of the Rights and all other parries, and (y) not subject the Board of Directors of the Company to any liability to the holders of the Rights.  Unless otherwise notified, the Rights Agent shall always be entitled to assume that the Board of Directors of the Company acted in good faith and the Rights Agent shall be fully protected and shall incur no liability in reliance thereon.

(o)           Exhibit C of the Rights Agreement is deleted in its entirety and replaced by the new Exhibit C attached to this Amendment.

Section 2.               Effect of this Amendment.  It is the intent of the parties that this Amendment constitutes an amendment of the Rights Agreement as contemplated by Section 27 of that agreement.  Except as expressly provided in this Amendment, the terms of the Rights Agreement remain in full force and effect.

Section 3.               Counterparts.  This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.

Section 4.               Descriptive Headings. The captions herein and table of contents hereto are included for convenience of reference only, do not constitute a part of this Agreement and shall be ignored in the construction and interpretation hereof.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, all as of the day and year first above written.

VERITAS DGC INC.

Attest:

		By:	/s/ STEPHEN J. LUDLOW
Stephen J. Ludlow
Vice Chairman

By:	/s/ LARRY L. WORDEN
Larry L. Worden
Vice President, General Counsel
& Secretary

MELLON SHAREHOLDER SERVICES, L.L.C. (previously known as “ChaseMellon Shareholder Services, L.L.C.), AS RIGHTS AGENT

Attest:

		By:	/s/ Patricia T. Knight
(Signature)

By:	/s/ David M. Cary
	(Signature)	Patricia T. Knight
(Typed or Printed Name)
David M. Cary
	(Printed or Typed Name)	Client Relationship Executive
(Title)
Vice President & Client Relationship Executive
(Title)

EXHIBIT C

[Form of Right Certificate]

Certificate No. R-	Rights

This Certificate is Transferable in

Dallas, Texas or

New York, New York

NOT EXERCISABLE AFTER MAY 15, 2007 OR EARLIER IF REDEEMED OR EXCHANGED BY THE COMPANY. THE RIGHTS ARE SUBJECT TO REDEMPTION AT $.001 PER RIGHT AND TO EXCHANGE ON THE TERMS SET FORTH IN THE RIGHTS AGREEMENT. IF THE RIGHTS REPRESENTED BY THIS RIGHT CERTIFICATE ARE OR WERE BENEFICIALLY OWNED BY A PERSON WHO WAS OR BECAME AN ACQUIRING PERSON OR AN AFFILIATE OR AN ASSOCIATE OF AN ACQUIRING PERSON (AS SUCH TERMS ARE DEFINED IN THE RIGHTS AGREEMENT), THIS RIGHT CERTIFICATE AND THE RIGHTS REPRESENTED HEREBY MAY BECOME OR MAY HAVE BECOME NULL AND VOID IN THE CIRCUMSTANCES SPECIFIED IN SECTION 7(e) OF THE RIGHTS AGREEMENT.

RIGHT CERTIFICATE

This certifies that                                                         , or registered assigns, is the registered owner of the number of Rights set forth above, each of which entitles the owner thereof, subject to the terms, provisions and conditions of the Rights Agreement dated as of May 15, 1997, as amended, (the “Rights Agreement”) between Veritas DGC Inc., a Delaware corporation (the “Company”), and ChaseMellon Shareholder Services, L.L.C., a New Jersey limited liability company (the “Rights Agent”), to purchase from the Company at any time after the Distribution Date and prior to the Expiration Date at the office or offices of the Rights Agent designated for such purpose, or its successors as Rights Agent, one one-thousandth (1/1,000th) of a fully paid, nonassessable share of Preferred Stock-Junior Participating Series A, par value $.01 per share, (the “Preferred Stock”) of the Company, at a cash purchase price of $100 per one one-thousandth (1/1,000th) of a share (the “Purchase Price”), payable in cash upon presentation and surrender of this Right Certificate with the Form of Election to Purchase and the related Certificate duly executed.

Terms used herein and not otherwise defined have the meanings assigned to them in the Rights Agreement.

The number of rights evidenced by this Right Certificate, the Purchase Price and the number and kind of shares which may be purchased upon exercise thereof are the number of Rights, Purchase Price, and the number and kind of shares which may be so purchased as of June 12, 1997. As provided in the Rights Agreement, the number of Rights represented by this Rights Certificate, the Purchase Price and the number and kind of shares of Preferred Stock or other securities which may be purchased upon the exercise of the Rights evidenced by this Right Certificate are subject to modification and adjustment upon the happening of certain events.

From and after the time when any person first becomes an Acquiring Person, other than pursuant to a Qualifying Tender Offer, any Rights beneficially owned by (i) an Acquiring Person or an Associate or Affiliate of an Acquiring Person, (ii) a transferee of an Acquiring Person (or of any such Associate or Affiliate) who becomes a transferee after the Acquiring; Person becomes such, (iii) a transferee of an Acquiring Person (or of any such Associate or Affiliate) who becomes a transferee prior to or concurrently with the Acquiring Person becoming such and receives such Rights pursuant to either (A) a transfer (whether or not for consideration) from the Acquiring Person to holders of equity interests in such Acquiring Person or to any Person with whom the Acquiring Person has any continuing agreement, arrangement or understanding regarding the transferred Rights or (B) a transfer which the Board of Directors of the Company has determined is part of a plan, arrangement or understanding which has as a primary purpose of effect the avoidance of Section 7(e) of the Rights Agreement shall become null and void without any further action, and no holder of such Rights (including any purported transferee or subsequent holder) shall have any rights whatsoever with respect to such Rights, whether under any provision of the Rights Agreement or otherwise.

This Right Certificate is subject to all of the terms, provisions and conditions of the Rights Agreement, which terms, provisions and conditions are hereby incorporated herein by reference and made a part hereof and to which Rights Agreement reference is hereby made for a full description of the rights, limitations of rights, obligations, duties and immunities hereunder of the Rights Agent, the Company and the holders of the Right Certificates, which limitations of rights include the temporary suspension of the exercisability of such Rights under the specific circumstances set forth in the Rights Agreement. Copies of the Rights Agreement are on file with the Rights Agent and are also available upon written request to the Company.

This Right Certificate, with or without other Right Certificates, upon surrender at the office or offices of the Rights Agent designated for such purpose, may be exchanged for another Right Certificate or Right Certificates of like tenor and date evidencing Rights entitling the holder to purchase a like aggregate number and kind of shares as the Rights evidenced by the Right Certificate or Right Certificates surrendered shall have entitled such holder to purchase. If this Right Certificate shall be exercised in part, the holder shall be entitled to receive upon surrender hereof another Right Certificate or Right Certificates for the number of whole Rights not exercised.

Subject to the provisions of the Rights Agreement, the Board of Directors of the Company may, at its option, (a) at any time prior to the earlier of (i) the close of business on the tenth day after the Stock Acquisition Date and (ii) the Final Expiration Date, redeem all but not less than all the Rights evidenced by this Certificate at a redemption price of $.001 per Right; or (b) at any time after any Person becomes an Acquiring Person (but before any Person becomes the Beneficial Owner of 50% or more of the shares of Common Stock then outstanding), exchange all or part of the Rights evidenced by this Certificate for shares of Common Stock at an exchange ratio of one share of Common Stock per Right. If the Rights shall be exchanged in part, the holder of this Right Certificate shall be entitled to receive upon surrender hereof another Right Certificate or Right Certificates for the number of Rights not exchanged.

The Company may issue fractions of Preferred Stock or distribute certificates which evidence fractions of Preferred Stock upon the exercise of any Right or Rights evidenced hereby. In lieu of issuing fractional shares, the Company may elect to make a cash payment as provided in the Rights Agreement or fractions of a share other than one one-thousandth (1/1,000th) of a share or any integral multiple thereof or to issue certificates or utilize a depository arrangement as provided in the terms of he Rights Agreement and the Preferred Stock.

No holder of this Right Certificate shall be entitled to vote or receive dividends or be deemed for any purpose the holder of Preferred Stock or of any other securities of the Company which may at any time be issuable on the exercise hereof, nor shall anything contained in the Rights Agreement or herein be construed to confer upon the holder hereof, as such, any of the rights of a stockholder of the Com any or any right to vote for the election of directors or upon any matter submitted to stockholder at any meeting thereof, or to give or withhold consent to any corporate action, or, to receive notice of meetings or other actions affecting stockholders (except as provided in the Rights Agreement) or to receive dividends or subscription rights, or otherwise, until the Right or Rights evidenced b this Right Certificate shall have been exercised as provided in the Rights Agreement.

This Right Certificate shall not be valid or obligatory for any purpose until it shall have been countersigned by the Rights Agent.

WITNESS the facsimile signature of the proper officers of the Company and its corporate seal.

Dated as of:	VERITAS DGC INC.

By:

Name:

Title:

Attest:

By:

Name:

Title:

Countersigned:

Mellon Shareholder Services, L.L.C.,
as Rights Agent,

By:
Authorized Officer